UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Invesco Mortgage Capital Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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INVESCO MORTGAGE CAPITAL INC.
Two Peachtree Pointe
1555 Peachtree Street N.E.
Atlanta, Georgia 30309

March 30, 2011

Dear Fellow Stockholder,

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Invesco Mortgage Capital Inc., which will be held on Monday, May 9, 2011 at 3:00 p.m., Eastern Time, in the Appalachians Room, 18th Floor, at our headquarters, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.

We are pleased to again this year furnish proxy materials to our stockholders over the Internet. The e-proxy process expedites stockholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual Meeting. On March 30, 2011, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contained instructions on how to access our 2011 Proxy Statement, Annual Report on Form 10-K and other soliciting materials and how to vote. The Notice also contains instructions on how you can request a paper copy of the Proxy Statement and Annual Report if you so desire.

We hope you are planning to attend the meeting. Your vote is important and we encourage you to vote promptly. Whether or not you are able to attend the meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet or via the toll-free telephone number, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

On behalf of the Board of Directors, I extend our appreciation for your continued support.

Yours sincerely,
Neil Williams Chairman

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of Invesco Mortgage Capital Inc. will be held on Monday, May 9, 2011, at 3:00 p.m., Eastern Time, in the Appalachians Room, 18th Floor, at our headquarters, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, for the following purposes:

1. To elect five (5) directors to the Board of Directors to hold office until the annual meeting of stockholders in 2012;

2. To hold an advisory vote on executive compensation;

3. To hold an advisory vote on the frequency of holding future advisory votes on executive compensation;

4. To appoint Grant Thornton LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Only holders of record of our common stock on March 25, 2011 are entitled to notice of and to attend and vote at the Annual Meeting and any adjournment or postponement thereof. Whether or not you are able to attend in person, please vote via the Internet or the toll-free telephone number, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. Stockholders of record who attend the meeting may vote their common stock in person, even though they have sent in proxies.

By Order of the Board of Directors,

Robert H. Rigsby, Secretary

March 30, 2011

ADMISSION TO THE 2011 ANNUAL MEETING

An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own common stock as of the close of business on March 25, 2011 and invited guests will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•
If your shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the check-in area at the Annual Meeting.

•
If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned common stock on March 25, 2011.

No cameras, recording devices or large packages will be permitted in the meeting room.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	6
INFORMATION ABOUT DIRECTOR NOMINEES	7
INFORMATION ABOUT THE EXECUTIVE OFFICERS OF THE COMPANY	8
CORPORATE GOVERNANCE	9
INFORMATION ABOUT THE BOARD AND ITS COMMITTEES	11
BOARD MEETINGS AND ANNUAL MEETING OF STOCKHOLDERS	11
COMMITTEE MEMBERSHIP AND MEETINGS	11
THE AUDIT COMMITTEE	11
THE COMPENSATION COMMITTEE	12
THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	13
DIRECTOR COMPENSATION	14
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS	15
SECURITY OWNERSHIP OF MANAGEMENT	16
EXECUTIVE COMPENSATION	17
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	22
REPORT OF THE AUDIT COMMITTEE	22
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23
PRE-APPROVAL PROCESS AND POLICY	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
RELATED PERSON TRANSACTION POLICY	24
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25
PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	26
PROPOSAL NO. 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	27
PROPOSAL NO. 4 —APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	28
ADDITIONAL INFORMATION	29

  i

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invesco Mortgage Capital Inc. (“Board” or “Board of Directors”) for the Annual Meeting to be held on Monday, May 9, 2011, at 3:00 p.m. Eastern Time. In this Proxy Statement, except where the context suggests otherwise, the terms “company,” “we,” “us,” and “our” refer to Invesco Mortgage Capital Inc., together with its consolidated subsidiaries, including IAS Operating Partnership LP, which we refer to as “our operating partnership;” “our Manager” refers to Invesco Advisers, Inc., our external manager; “Invesco” refers to Invesco Ltd., together with its consolidated subsidiaries (other than us), the indirect parent company of our Manager.

Questions and Answers About Voting Your Common Stock

Why did I receive this Proxy Statement?
You have received these proxy materials because the company’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting on May 9, 2011. This proxy statement includes information that is designed to assist you in voting your shares and information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”).

What is a proxy?
A “proxy” is a written authorization from you to another person that allows such person (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the following persons to vote your shares at the Annual Meeting: Neil Williams, Chairman of the Board of Directors; Richard J. King, President and Chief Executive Officer; John M. Anzalone, Chief Investment Officer, Donald R. Ramon, Chief Financial Officer and Robert H. Rigsby, Vice President and Secretary.

Why did I not receive my proxy materials in the mail?
As permitted by rules of the SEC, we are making this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (“Annual Report”) available to our stockholders electronically via the Internet. The “e-proxy” process expedites stockholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual Meeting.

On March 30, 2011, we mailed to stockholders of record as of the close of business on March 25, 2011 (“Record Date”) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement, our Annual Report and other soliciting materials via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials.

Who is entitled to vote?	Each holder of record of company common stock on the Record Date for the Annual Meeting, is entitled to attend and vote at the Annual Meeting.

What is the difference between holding shares as a shareholder “of record” and as a “beneficial owner”?
• Stockholders of Record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with The Bank of New York Mellon, our transfer agent.

• Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?” for additional information.

• The company has requested banks, brokerage firms and other nominees who hold shares of our common stock on behalf of beneficial owners of the shares as of the close of business on the Record Date to forward the Notice to those beneficial owners. The company has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

How many votes do I have?
Every holder of a share of common stock on the Record Date will be entitled to one vote per share for each Director to be elected at the Annual Meeting and to one vote per share on each other matter presented at the Annual Meeting. On the Record Date, there are 69,303,908 shares of common stock outstanding and entitled to vote at the Annual Meeting. As this document was being finalized, however, we were conducting a follow-on common stock offering that is scheduled to close on the Record Date. In the event that the underwriters in such offering exercise their over-allotment option in full, the number of shares of common stock outstanding as of the Record Date will increase to 72,153,908.

What proposals are being presented at the Annual Meeting?	The company intends to present proposals numbered one through four for stockholder consideration and voting at the Annual Meeting. These proposals are for:

1. Election of five (5) members of the Board of Directors;

2. Advisory vote to approve executive compensation;

3. Advisory vote on the frequency of holding future advisory votes on executive compensation; and

4. Appointment of Grant Thornton LLP as the company’s independent registered public accounting firm.

Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, the company does not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on such matter in their discretion.

How does the Board of Directors recommend that I vote?	The Board of Directors recommends that you vote:
• FOR the election of the five (5) directors nominated by our Board and named in this proxy statement;

• FOR the approval, on an advisory basis, of the compensation of our named executive officers;

• FOR the approval, on an advisory basis, of an advisory vote on executive compensation once every three years; and

• FOR appointment of Grant Thornton LLP as the company’s independent registered public accounting firm.

How do I attend the Annual General Meeting?
All stockholders are invited to attend the Annual Meeting. An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own company common stock as of the close of business on the Record Date and invited guests will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. Registration will begin at 2:00 p.m. Eastern Time and the Annual Meeting will begin at 3:00 p.m. Eastern Time.

•If your company shares are registered in your name and you received or accessed your proxy materials electronically via the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the check-in area at the Annual Meeting.

•If you received your proxy materials by mail and voted by completing your proxy card and checked the box indicating that you plan to attend the meeting, an admission ticket will be held for you at the check-in area at the Annual Meeting.

•If your company shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned our common stock on the Record Date. You should report to the check-in area for admission to the Annual Meeting.

How do I vote and what are the voting deadlines?	You may vote your shares in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•Via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on May 8, 2011, by accessing the web site http://www.proxyvoting.com/ivr and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.

•By Telephone: You can submit a proxy by telephone until 11:59 p.m. Eastern Time on May 8, 2011, by calling toll-free 1-866-540-5760 (from the U.S. and Canada) and following the instructions.

•By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your common stock in an account with a bank or broker (i.e. in “street name”), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on May 8, 2011.

Even if you plan to be present at the Annual Meeting, we encourage you to vote your common stock by proxy using one of the methods described above. Stockholders of record who attend the meeting may vote their common stock in person, even though they have sent in proxies.

May I change or revoke my vote?	Yes. You may change your vote in one of several ways at any time before it is exercised:

•Grant a subsequent proxy via the Internet or telephone;

•Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy card (or voting instruction card);

•Notify our Secretary in writing before the Annual Meeting that you are revoking your proxy or, if you hold your shares in “street name,” follow the instructions on the voting instruction card; or

• If you are a shareholder of record, or a beneficial owner with a proxy from the shareholder of record, vote in person at the Annual Meeting.

What will happen if I do not vote my shares?
•    Shareholders of Record. If you are the shareholder of record of your shares and you do not vote in person at the Annual Meeting, or by proxy via the Internet, by telephone, or by mail, your shares will not be voted at the Annual Meeting.

•  Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange
   (“NYSE”), your broker or nominee has discretion to vote your shares on routine matters, such as Proposal 4, but does not have discretion to vote your shares on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not instruct your broker as to how to vote your shares on Proposals 1, 2 or 3, this would be a “broker non-vote,”
  and your shares would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

What is the effect of a broker non-vote or abstention?
Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. Pursuant to Maryland law, broker non-votes and abstentions are not included in the determination of the shares of common stock voting on such matter, but are counted for quorum purposes.

What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?
• Shareholders of Record. If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals 1, 2, 3 and 4.

• Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters, such as Proposal 4, but do not have discretion to vote on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
It means you own company common stock in more than one account, such as individually and jointly with another person. Please vote all of your common stock. Beneficial owners sharing an address who are receiving multiple copies of the Notice or the proxy materials may contact their broker, bank or other nominee to request that only a single copy of such document(s) be mailed to all stockholders at the shared address in the future. In addition, if you are the beneficial owner, your broker, bank or other nominee may deliver only one copy of the Notice or the proxy materials to multiple stockholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the beneficial owners. We will deliver promptly, upon request, a separate copy of the Notice or other proxy materials to a stockholder at a shared address to which a single copy of such document(s) was delivered. Stockholders who wish to receive a separate written copy of such documents, now or in the future, should submit their request to our Secretary via e-mail to: company.secretary@invescomortgagecapital.com or by writing Invesco Mortgage Capital Inc., Attn: Office of the Secretary, 1555 Peachtree Street N.E., Atlanta, Georgia 30309.

What is a quorum?
A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum for the conduct of business.

What vote is required in order to approve each proposal?
For each proposal, other than Proposal 3, the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting is required. Votes “cast” include only votes cast with respect to shares present in person or represented by proxy and excludes abstentions and broker non-votes.

For Proposal 3, the option of one year, two years or three years that receives the highest number of votes cast by shareholders (a “plurality”) will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors, the Board may decide that it is in the best interests of our shareholders and the company to hold an advisory vote on executive compensation more or less frequently than the choice approved by a plurality of our shareholders.

How will voting on any other business be conducted?
Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the persons named as proxies will vote on the matter in their discretion.

What happens if the Annual Meeting is adjourned or postponed?	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who will count the votes?	A representative of The Bank of New York Mellon, our transfer agent, will act as the inspector of election and will tabulate the votes.

How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Annual Meeting.

Who is paying for the costs of this proxy solicitation?
We will bear the expense of soliciting proxies. Proxies may also be solicited in person, by telephone or electronically by company personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

Our Board of Directors currently has five directors, each of whom is serving a one-year term of office that continues until the Annual Meeting in 2011, or until such director’s successor has been duly elected and qualified, or such director is removed from office or such director’s office is otherwise earlier vacated.

The Board has nominated G. Mark Armour, James S. Balloun, John S. Day, Karen Dunn Kelley and Neil Williams for election as directors of the company for a term ending at the 2012 annual meeting. All of such nominees are current directors of the company. Each nominee has indicated to the company that he or she would serve if elected.

Under our Bylaws, at any general meeting held for the purpose of electing directors at which a quorum is present, each director nominee receiving a majority of the votes cast with respect to such nominee at the meeting will be elected as a director. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the meeting, the director is required under our Bylaws to submit his or her resignation as a director. Our Nominating and Corporate Governance Committee would then make a recommendation to the full Board on whether to accept or reject the resignation. If the resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If the director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the vacancy or decrease the size of the Board. However, if the number of nominees exceeds the number of positions available for the election of directors, the directors so elected shall be those nominees who have received the greatest number of votes and at least a majority of the votes cast in person or by proxy.

For a director to be considered independent, the Board must affirmatively determine that the director does not have any material relationship with the company either directly or as a partner, stockholder or officer of an organization that has a relationship with the company. Such determinations are made and disclosed pursuant to applicable NYSE or other rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. In accordance with the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following directors are independent and do not have a material relationship with the company: James S. Balloun, John S. Day and Neil Williams.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE DIRECTOR NOMINEES. The voting requirements for this proposal are described above and in the “Questions and Answers About Voting Your Common Stock” section.

INFORMATION ABOUT DIRECTOR NOMINEES

Listed below are the names, ages as of March 30, 2011, and principal occupations for the past five years of the director nominees.

G. Mark Armour (57) Director

Mark Armour has served as a director since June 2008. Mr. Armour is the Co-President, Co-Chief Executive Officer and a Director of our Manager. Mr. Armour is also the Senior Managing Director and Head of Invesco’s Institutional business, positions he has held since January 2007. Mr. Armour was previously the Head of Sales & Client Service for Invesco’s Institutional business. He was Chief Executive Officer of Invesco Australia from September 2002 until July 2006. Prior to joining Invesco, Mr. Armour held significant leadership roles in the funds management business, both in Australia and Hong Kong. He previously served as Chief Investment Officer for ANZ Investments and spent almost 20 years with the National Mutual/AXA Australia Group, where he was Chief Executive, and Funds Management from 1998 to 2000. Mr. Armour graduated with a Bachelor of Economics from La Trobe University in Melbourne, Australia.

James S. Balloun  (72) Non-Executive Director

James S. Balloun has served as a director since July 2009. Mr. Balloun serves as a non-executive director of our Company and as Chairman of the Compensation Committee. Mr. Balloun was previously the Chairman and Chief Executive Officer of Acuity Brands, Inc. from November 2001 until his retirement in September 2004 and was the Chairman, President and Chief Executive Officer of National Services Industries, Inc. prior to National Services Industries, Inc.’s spin-off of Acuity Brands in November 2001. Prior to joining National Services Industries, Inc., Mr. Balloun was with McKinsey & Company, Inc. from 1965 to 1996. Mr. Balloun is on the board of directors of Radiant Systems, Inc. where he is the Chairman of the Nominating and Corporate Governance Committee, Enzymatic Deinking Technologies, LLC, Unisen/StarTrac and the Georgia Port Authority. Mr. Balloun received a Bachelor of Science from Iowa State University and a Master of Business Administration from Harvard Business School.

John S. Day (62) Non-Executive Director

John S. Day has served as a director since July 2009. Mr. Day serves as a non-executive director of our Company and as Chairman of the Audit Committee. Mr. Day was previously with Deloitte & Touche LLP from 2002 until his retirement in December 2005. Prior to joining Deloitte & Touche LLP, Mr. Day was with Arthur Andersen LLP from 1976 to 2002. Mr. Day serves on the board of directors of Force Protection, Inc., where he is the Chairman of the Audit Committee, Edens & Arant Investments Limited Partnership, where he is Chairman of the Audit Committee, and Lenbrook Square Foundation, Inc., where he is Chairman of the Governance and Nominating Committee. Mr. Day received a Bachelor of Arts from the University of North Carolina and a Master of Business Administration from Harvard Business School.

Karen Dunn Kelley (50) Director

Karen Dunn Kelley has served as a director since June 2008. Ms. Dunn Kelley is the Chief Executive Officer of Invesco Fixed Income, with responsibility for its fixed income and cash management business and is also a member of Invesco’s Executive Management and Worldwide Institutional Strategy Committees. She is President and Principal Executive Officer of Short-Term Investments Trust and Aim Treasurer’s Series Trust and serves on the board of directors for the Short-Term Investments Company (Global Services) plc and Aim Global Management Company, Ltd. Ms. Dunn Kelley joined Invesco Aim Management Group, Inc. in 1989 as a money market Portfolio Manager. Ms. Dunn Kelley has been in the investment business since 1982. Ms. Dunn Kelley graduated with a Bachelor of Science from Villanova University, College of Commerce and Finance.

Neil Williams (74) Non-Executive Director

Neil Williams has served as a director since July 2009. Mr. Williams serves as the Non-Executive Chairman of the Board of Directors of our Company and as Chairman of the Nominating and Governance Committee. Mr. Williams was previously the general counsel of Invesco from 1999 to 2002. Mr. Williams was a partner of Alston & Bird LLP from 1965 to 1999 where he was managing partner from 1984 through 1996. Mr. Williams serves on the board of directors of Acuity Brands, Inc. where he is the Lead Director and Chairman of the Governance Committee and on the board of directors of Printpack, Inc. Mr. Williams received a Bachelor of Arts in 1958 and a J.D. in 1961 from Duke University.

Director and Nominee Qualifications to Serve on our Board

As described in greater detail below, the Board believes that there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position as a director. (See below under the caption “THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE.”)  The Board believes that, consistent with these requirements, each member of our Board displays a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the company and its stockholders and a dedication to enhancing stockholder value. The Board does not consider individual directors to be responsible for particular areas of the Board’s focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider.  Set forth below is a brief description of the particular experience or skills of each director that led the Board to conclude that such person should serve as a director in light of our business and structure.

G. Mark Armour – Mr. Armour has spent over 26 years in the investment management industry, including as an investment professional, and in a series of executive management positions, such as managing investment professionals, risk committee oversight and as a former director of publicly listed companies. Through his decades of involvement in all aspects of investment management, he has gained an extensive understanding of many different facets of our organization, which give his participation in our Board’s deliberations significant weight.

James S. Balloun - Mr. Balloun has extensive experience as both a chairman and chief executive officer of public companies in a variety of industries.  Prior to fulfilling these senior leadership roles, Mr. Balloun had counseled management at some of the world’s largest companies during his over thirty-year career at one of the world’s most respected business consulting firms. Mr. Balloun’s broad appreciation for international business issues garnered over this extraordinary career has made him a particularly valuable addition to our directors’ mix of skills.

John S. Day - Mr. Day has amassed extensive experience in finance and accounting, having served for nearly three decades at two of the world’s largest accounting firms. In keeping with his experience, Mr. Day chairs our Audit Committee, where he is additionally recognized by the Board as our audit committee financial expert under SEC rules.

Karen Dunn Kelley - Ms. Kelley has in-depth experience of the investment aspects of the company’s operations, having served since 1982 in capacities of increasing responsibility within our Manager’s fixed income and cash management business. Due to her varied roles within Invesco over the past 22 years, Ms. Kelley has gained a broad understanding of the types of business and investment issues that are faced by companies similar to ours, and this experience has enabled her to provide effective counsel to our Board on many issues of concern to our management.

Neil Williams - Mr. Williams brings to the Board more than twelve years of experience leading one of the largest law firms in Atlanta, Georgia, where Invesco was founded and grew to prominence. He also has extensive knowledge of our Manager and its business, having served as Invesco’s first general counsel from 1999 to 2002.  His prior career as one of the region’s premier corporate and business lawyers has given Mr. Williams broad experience of the types of issues that are regularly faced by financial service providers such as the company.

INFORMATION ABOUT THE EXECUTIVE OFFICERS OF THE COMPANY

In addition to Mr. Armour and Ms. Kelley, whose information is set forth above, the following is a list of individuals serving as executive officers of the company as of the date of this Proxy Statement. All company executive officers are elected annually and serve at the discretion of the company’s Board of Directors or Chief Executive Officer.

Richard J. King, CFA (51) President and Chief Executive Officer.

Mr. King has served as our President and Chief Executive Officer since June 2008. He is also a member of the Invesco Fixed Income senior management team, and is the Head of US Investment Grade Fixed Income Investment, contributing 26 years of fixed income investment expertise. Mr. King joined Invesco in 2000 and has held positions as Senior Portfolio Manager and Product Manager for Core and Core Plus, Head of the Structured Team, and Head of Portfolio Management, leading a team responsible for portfolio management of all investment-grade domestic fixed income portfolios. Prior to Invesco, Mr. King spent two years as Head of Fixed Income at Security Management, and ten years with Criterion

Investment Management, where he served as Chairman of the Core Sector Group. He also served as Managing Director and Portfolio Manager with Bear Stearns Asset Management. Starting in 1984, he spent four years with Ohio PERS as an Investment Analyst, with the responsibility of analyzing and trading corporate bonds and mortgage-backed securities. Mr. King began his career in 1981, as an auditor for Touche Ross & Co. Mr. King received a Bachelor of Science in Business Administration from Ohio State University. Mr. King is a Chartered Financial Analyst.

John M. Anzalone, CFA (46) Chief Investment Officer.

Mr. Anzalone has served as our Chief Investment Officer since June  2009. He is also a Senior Director and Head of Research & Trading, Mortgage-Backed Securities for our Manager. Mr. Anzalone joined Invesco’s Fixed Income Division in 2002. As the Head of the MBS group, he is responsible for the application of investment strategy across portfolios consistent with client investment objectives and guidelines. Additionally, the MBS team is responsible for analyzing and implementing investment actions in the residential and commercial mortgage-backed securities sectors. Mr. Anzalone began his investment career in 1992 at Union Trust. In 1994 he moved to AgriBank, FCB, where he served as a Senior Trader for six years. Mr. Anzalone is also a former employee of Advantus Capital Management where he was a Senior Trader responsible for trading mortgage-backed, asset-backed and commercial mortgage securities. Mr. Anzalone received a Bachelor of Arts in Economics from Hobart College and a Master of Business Administration from the Simon School at the University of Rochester. Mr. Anzalone is a Chartered Financial Analyst.

Donald R. Ramon, CPA (47) Chief Financial Officer.

Mr. Ramon has served as our Chief Financial Officer since he joined Invesco in January 2009. Mr. Ramon has 24 years of banking and financial institution experience which includes six years working directly with mortgage REITs. Mr. Ramon began his career in 1986 with SunTrust Banks, Inc. where he held several accounting and internal audit positions over 13 years, including two years as the Senior Financial Officer for numerous private mortgage REITs. From 1999 to 2005, Mr. Ramon worked for GE Capital Corporation, overseeing their U.S. banking operations. In addition, Mr. Ramon spent two years as Chairman of the Board, Chief Executive Officer and President of GE Money Bank and Monogram Credit Card Bank of Georgia and four years as Chief Financial Officer for the same. From 2005 to 2008, Mr. Ramon was SVP and Controller of HomeBanc Corp., a publicly held mortgage REIT. In 2008, Mr. Ramon was named Acting Chief Executive Officer and Chief Financial Officer. Mr. Ramon received a bachelor’s degree in Accounting from the University of South Florida. Mr. Ramon is a Certified Public Accountant.

  Robson J. Kuster, CFA (37) Chief Operating Officer and Head of Research.

Mr. Kuster has served as our Chief Operating Officer since March 2011 and as Head of Research since July 2009. He has also served as head of structured securities research for Invesco Fixed Income at our Manager’s parent, Invesco Ltd., since April 2007. There, Mr. Kuster is responsible for overseeing all structured securities positions across stable value and total return platforms. Additionally, he is closely involved in all structured product development efforts. From September 2002 to April 2007, Mr. Kuster was a credit analyst – structured securities. Prior to joining Invesco Ltd. in 2002, Mr. Kuster served as a credit analyst with Bank One Capital Markets, which he joined in 2000. Mr. Kuster received a Bachelor of Arts in both Economics and American History from Cornell College and a Master of Business Administration from DePaul University. Mr. Kuster is a Chartered Financial Analyst.

CORPORATE GOVERNANCE

Board of Directors and Committees.  Our business is managed by our Manager, subject to the supervision and oversight of our Board of Directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business. A majority of our Board of Directors is “independent,” as determined by the requirements of the NYSE and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our Board of Directors has formed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted charters for each of these committees. Each of these committees has three directors and is composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the Compensation Committee is composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Corporate Governance Guidelines.  The Board has also adopted Corporate Governance Guidelines (“Guidelines”) which are available in the corporate governance section of the company’s Web site at www.invescomortgagecapital.com (the “company’s Web site”). The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other matters, the composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.

Board Leadership Structure.  As described in the Guidelines, the company’s business is conducted day-to-day by its officers and our external Manager, under the direction of the chief executive officer and the oversight of the Board, to enhance the long-term value of the company for its stockholders.  The Board is elected by the stockholders to oversee the officers of the company and our external Manager and to assure that the long-term interests of the stockholders are being served.  In light of these differences in the fundamental roles of the Board and management, the company has chosen to separate the chief executive officer and Board chairman positions. The separation of these roles: (i) allows the Board to more effectively monitor and objectively evaluate the performance of the chief executive officer, such that the chief executive officer is more likely to be held accountable for his performance, (ii) allows the non-executive chairman to control the Board’s agenda and information flow, and (iii) creates an atmosphere in which other directors are more likely to challenge the chief executive officer and other members of our senior management team. For these reasons, the company  believes that this board leadership structure is currently the most appropriate structure for the company. Nevertheless, the Board may reassess the appropriateness of the existing structure at any time, including following changes in Board composition, in management, or in the character of the company’s business and operations.

Code of Conduct.  Our Board of Directors has established a code of ethics that applies to our officers and directors and to our Manager’s officers, directors and personnel when such individuals are acting for or on our behalf (the “code of conduct”). Among other matters, our code of conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Any waiver of the code of conduct for our executive officers or directors may be made only by our Board of Directors or one of our Board committees. The code of conduct is posted on our company’s Web site. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the code of conduct by posting such information on our Web site.

Board’s Role in Risk Oversight. We believe that risk oversight responsibility rests with the full Board of Directors.  Therefore, the Board has principal responsibility for oversight of the company’s risk management processes and for understanding the overall risk profile of the company.  The Board has not delegated primary risk oversight responsibility to a committee of the Board, although Board committees routinely address specific risks and risk processes within their purview.

The company has in place an enterprise risk management committee consisting of executive and senior management.  The committee meets regularly and maintains dialogue with the Board of Directors regarding the top risks of the company and mitigating actions to address them. In addition, since the company is externally managed by our Manager, we rely upon the operational and investment risk oversight functions of our Manager and its Invesco affiliates. In that regard, Invesco's performance and risk professionals at its respective investment centers provide our Manager and its affiliates with investment oversight facilitation and periodic monitoring of investment risks, while Invesco’s Corporate Risk Management Committee facilitates a focus on strategic, operational and all other business risks.  Through regular and consistent risk communication, our Manager has reasonable assurance that all material operational and investment risks of the company are being addressed.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

BOARD MEETINGS AND ANNUAL MEETING OF STOCKHOLDERS

During the calendar year ended December 31, 2010, the Board held seven meetings (not including committee meetings). Each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served during 2010. The Board does not have a formal policy regarding Board member attendance at stockholder meetings. The non-executive directors (those directors who are not officers or employees of the company) meet in executive session at least once per year during a regularly scheduled Board meeting without management. Neil Williams, a non-executive and independent director, presides at the executive sessions of the non-executive directors.

COMMITTEE MEMBERSHIP AND MEETINGS

The current committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The table below provides current membership information.

Director	Audit	Compensation	Nominating & Corporate Governance
G. Mark Armour	-	-	-
James S. Balloun	M	C	M
John S. Day	C	M	M
Karen Dunn Kelley	-	-	-
Neil Williams	M	M	C
____________

M — Member
C — Chairman

Below is a description of each committee of the Board. The Board has affirmatively determined that each committee consists entirely of independent directors pursuant to rules established by the NYSE and rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE AUDIT COMMITTEE

The Audit Committee is chaired by Mr. Day and consists additionally of Messrs. Balloun and Williams. The committee met five times during 2010. Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules and is also “financially literate,” as defined under NYSE rules;
•	members are appointed and removed by the Board;
•	is required to meet at least quarterly;
•	periodically meets with the independent auditor in separate executive sessions without members of senior management present;
•	has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties; and
•	reports to the Board regularly.

The committee’s charter is available on the company’s Web site.  The charter sets forth the committee’s responsibilities, which include:

•
assisting the Board in fulfilling its responsibility to oversee the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements;

•	compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence and the performance of the company’s internal audit function and independent auditor;

•
making recommendations to the shareholders regarding the appointment of the independent auditor and for pre-approval of its engagement to provide any audit or permitted non-audit services under agreed policies and procedures;

•	establishing hiring policies for current or former employees of its independent auditor;
•	annually reviewing the independent auditor’s report and evaluating its qualifications, performance and independence;
•	monitoring and reviewing the effectiveness of the company’s internal audit function;
•
reviewing and discussing with management and the independent auditor (i) the company’s audited financial statements and related disclosures, (ii) its earnings press releases and periodic filings, (iii) its critical accounting policies, (iv) the quality and adequacy of its internal controls over financial reporting, disclosure controls and procedures, and accounting procedures, and (v) any audit problems or difficulties;

•	assisting the Board in overseeing the company’s legal and regulatory compliance; and
•	preparing the annual report of the Audit Committee presented in the company’s proxy statement.

The committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy provides that, before the company engages the independent auditor to render any service, the engagement must either be specifically approved by the Audit Committee or fall into one of the defined categories that have been pre-approved. (See the section of this Proxy Statement below entitled “Pre-Approval Process and Policy.”)

The Board has determined that all committee members are financially literate under the NYSE listing standards. The Board has further determined that Mr. Day qualifies as an “audit committee financial expert” (as defined under the SEC’s rules and regulations), that he has “accounting or related financial management expertise” and that he is “independent” of the company under SEC rules and the NYSE listing rules.

THE COMPENSATION COMMITTEE

The Compensation Committee is chaired by Mr. Balloun and consists additionally of Messrs. Day and Williams. The committee met three times during 2010. Under its charter, the committee:
•	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules;
•	members are appointed and removed by the Board; and
•	has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, including any compensation consulting firm.

The committee’s charter is available on the company’s Web site.  The charter sets forth the committee’s responsibilities, which include:
•
annually overseeing the establishment of goals and objectives related to the chief executive officer’s compensation, evaluating the performance of the chief executive officer and determining the amount of his compensation;

•	reviewing and making recommendations to the Board concerning the company’s overall compensation philosophy;
•	annually approving the compensation structure for, and reviewing and approving the compensation of, senior officers, and overseeing the annual process for evaluating their performance;
•	overseeing the administration of the company’s equity-based and other incentive compensation plans;
•	assisting the Board with executive succession planning;
•	determining the compensation, including deferred compensation arrangements, for the company’s non-executive directors;
•	preparing the annual report on executive officer compensation for the company’s proxy statement;
•	reviewing and discussing with management the proposed Compensation Discussion and Analysis disclosure; and
•	determining whether to recommend the Compensation Discussion and Analysis disclosure to the Board for inclusion in the company’s proxy statement.

The committee meets at least annually to review and make recommendations to the Board on the compensation of the company’s non-executive directors. In reviewing and making recommendations on non-executive director compensation, the Committee considers, among other things, the following policies and principles:

•
that the compensation should fairly pay the directors for the work, time commitment and efforts required by directors of an organization of the company’s size and scope of business activities, including service on Board committees;

•	that a component of the compensation should be designed to align the directors’ interests with the long-term interests of the company’s stockholders; and
•	that directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

No executive officer of the company is involved in determining or recommending non-executive director compensation levels. See the section of this Proxy Statement entitled “Director Compensation” below, for a more detailed discussion of compensation paid to the company’s non-executive directors during 2010.

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is chaired by Mr. Williams and consists additionally of Messrs. Balloun and Day. The committee met three times during 2010.  Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules;
•	members are appointed and removed by the Board; and
•	has the authority to retain independent advisors, at the company’s expense, whenever it deems appropriate to fulfill its duties.

The committee’s charter is available on the company’s Web site.  The charter sets forth the committee’s responsibilities, which include:

•
establishing a policy setting forth the specific, minimum qualifications that the committee believes must be met by a nominee recommended for a position on the Board, and describing any specific qualities or skills that the committee believes are necessary for one or more of the directors to possess. Such qualifications include the requirements under NYSE and SEC rules, as well as consideration of the individual skills, experience and perspectives that will help create an effective Board;

•
establishing procedures for identifying and evaluating potential nominees for director and for recommending to the Board potential nominees for election. Candidates for election to the Board are considered in light of their background and experience using the extensive personal knowledge of current directors or through the recommendations of various advisors to the company; and

•	periodically reviewing and reassessing the adequacy of the Guidelines to determine whether any changes are appropriate and recommending any such changes to the Board for its approval.

The candidates proposed for election in Proposal No. 1 of this Proxy Statement were unanimously recommended by the committee to the Board.

The committee will consider candidates recommended for nomination to the Board by stockholders of the company. Stockholders may nominate candidates for election to the Board under Maryland law and our Bylaws. Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by a stockholder who is a stockholder of record both at the time of giving the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our Bylaws. Under our Bylaws, notice of such a proposal must generally be provided to the Secretary not earlier than the 150th day nor later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In addition, our Bylaws contain additional requirements applicable to any stockholder nomination, including a description of the information that must be included with any such proposal. For further information regarding deadlines for stockholder proposals, please see the section of this proxy statement below entitled “Stockholder Proposals for the 2012 Annual Meeting.” The manner in which the committee evaluates candidates recommended by stockholders is generally the same as any other candidate. However, the committee will also seek and consider information concerning any relationship between a stockholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the stockholders. The committee will not evaluate a candidate recommended by a stockholder unless the stockholder’s proposal provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the company and to provide all of the information necessary to conduct an evaluation.

The committee believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including:

•	a high degree of personal and professional integrity;
•	ability to exercise sound business judgment on a broad range of issues;
•	sufficient experience and professional or educational background to have an appreciation of the significant issues facing public companies that are comparable to the company;
•	willingness to devote the necessary time to Board duties, including preparing for and attending meetings of the Board and its committees; and
•	being prepared to represent the best interests of the company and its stockholders and being committed to enhancing stockholder value.

In considering candidates for director nominee, the committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution that the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the Board’s balance of diversity of perspectives, backgrounds and experiences. While the committee routinely considers diversity as a part of its deliberations, it has no formal policy regarding diversity.  With respect to current directors, the committee considers past participation in and contributions to the activities of the Board. The committee recommends director nominees to the Board based on its assessment of overall suitability to serve in accordance with the company’s policy regarding nominations and qualifications of directors.

DIRECTOR COMPENSATION

Compensation of Executive Directors

A member of our Board of Directors who is also an employee of Invesco is referred to as an executive director. Executive directors do not receive compensation for serving on our Board of Directors. We reimburse each of our executive directors for his or her travel expenses incurred in connection with his or her attendance at Board of Directors meetings.

Compensation of Non-executive Directors

A member of our Board of Directors who is not an employee of Invesco is referred to as a non-executive director. Each non-executive director receives an annual base fee for services in the amount of $25,000, payable in cash, and an annual equity award of $25,000, payable in shares of our common stock.  Effective as of July 1, 2010, the Compensation Committee approved the following changes in director fees: (i) the annual base fee increased from $25,000 to $40,000; (ii) the annual equity award increased from $25,000 to $45,000; and (iii) an additional annual fee in the amount of $10,000, payable in cash, paid to the Chairman of the Audit Committee.

Shares of our common stock awarded under our equity incentive plan may not be sold or transferred during the non-executive director’s service on our Board of Directors. Director fees and equity awards are paid on a quarterly basis. We also reimburse each of our non-executive directors for his or her travel expenses incurred in connection with his or her attendance at Board of Directors and committee meetings.

Director Compensation Table for 2010

The table below sets forth the compensation paid to our non-executive directors for services during 2010. We compensated only those directors who are independent under the NYSE listing standards.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
James S. Balloun	28,750	29,970	58,720
John S. Day	31,250	29,970	61,220
Neil Williams	28,750	29,970	58,720

(1)	Includes the annual base fee and, as applicable, Chairman of the Audit Committee fee.

(2)
Reflects the full grant date fair value of such equity awards, determined in accordance with GAAP, as granted to each of our non-executive directors in payment of the quarterly equity award. Equity awards are fully-vested as of the date of grant.

The following table presents the grant date fair value for each share award made to each non-executive director during 2010.

Name	Date of Grant 2/19/10 ($)	Date of Grant 5/12/10 ($)	Date of Grant 8/5/10 ($)	Date of Grant 11/9/10 ($)	Total Grant Date Fair Value ($)
James S. Balloun	6,238	6,238	6,246	11,247	29,970
John S. Day	6,238	6,238	6,246	11,247	29,970
Neil Williams	6,238	6,238	6,246	11,247	29,970

The aggregate number of equity awards outstanding at December 31, 2010 for each of our non-executive directors was as follows:

Name	Total Share Awards Outstanding
James S. Balloun	1,695
John S. Day	1,695
Neil Williams	1,695

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth the common stock beneficially owned as of February 28, 2011 by each stockholder known to us to beneficially own more than five percent of the company’s outstanding common stock. The percentage of ownership indicated in the following table is based on 50,301,584 shares of common stock outstanding as of February 28, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Thornburg Investment Management Inc., 2300 North Ridgetop Road, Santa Fe, New Mexico 87506	2,694,165 (2)	5.55%
____________

(1)	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

(2)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on January 24, 2011 by Thornburg Investment Management Inc..

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the shares of common stock beneficially owned as of February 28, 2011 by (1) each director and director nominee, (2) each executive officer, and (3) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 50,301,584 shares of the company’s common stock outstanding on February 28, 2011.

Beneficial ownership reported in the below table has been determined according to SEC regulations and includes common stock that may be acquired within 60 days after February 28, 2011.  Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown.  No shares are pledged as security. As of February 28, 2011, no individual director, director nominee or named executive officer owned beneficially 1% or more of our common stock.

Name	Shares Owned	Restricted Stock Units (1)	Total	Percent of Class
John Anzalone	8,000	660	8,660	*
G. Mark Armour	5,000	-	5,000	*
James S. Balloun (2)	9,195	-	9,195	*
John S. Day	4,195	-	4,195	*
Karen Dunn Kelley	5,000	-	5,000	*
Richard J. King	25,000	1,762	26,762	*
Donald R. Ramon	6,400	1,321	7,721	*
Neil Williams	6,695	-	6,695	*
All directors and executive officers as a group (9 persons)(3)	72,333	4,844	77,177	*
____________________
(1)
For the named executive officers, represents restricted stock unit awards under the 2009 Equity Incentive Plan.  None of the shares subject to such awards may be voted or transferred by the participant.

(2)	Includes 2,500 shares held by the spouse of Mr. Balloun.
(3)	Includes 2,848 shares held by the spouse of an executive officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for the executive officers named in this proxy statement and our executive officers generally.

Overview of Compensation Program and Philosophy

We have no employees. We are externally managed by Invesco Advisers, Inc., our Manager, pursuant to a management agreement between our Manager and us. Because the management agreement provides that our Manager is responsible for managing our affairs, our executive officers, all of whom are employees of our Manager, do not receive cash compensation from us. Instead, we pay our Manager a management fee and our Manager uses the proceeds from the management fee, in part, to pay compensation to its officers and personnel, including our executive officers. We have not paid, and do not intend to pay, any cash compensation to our named executive officers.  We do not provide our named executive officers with pension benefits, perquisites or other personal benefits.  We have no arrangements to make cash payments to our named executive officers upon their termination from service as our officers.  While we do not pay our named executive officers any cash compensation, our Compensation Committee has granted, and may in the future grant, to our named executive officers equity awards intended the align their interests with our interests.

From the date of our organization through December 31, 2010, we reimbursed our Manager for the compensation expense of our chief financial officer in respect of the services he provided to us. Our chief financial officer is dedicated exclusively to us and, as a result, we are responsible for his total compensation. Consequently, we have reported the compensation of our chief financial officer in full for these periods in the tables set forth below.

Cash and Other Compensation

Our named executive officers and other personnel who conduct our business are employees of our Manager. Accordingly, we do not pay or accrue any salaries or bonuses to our officers.

Equity-Based Compensation - Past Practice

We adopted the Invesco Mortgage Capital Inc. 2009 Equity Incentive Plan (the “Equity Plan”) to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and its affiliates and personnel of our Manager. Our Equity Plan provides for grants of share options, restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a ceiling of 40 million shares available for issuance under the plan. In making awards under the plan, our board of directors or the compensation committee, as applicable, may consider the recommendations of our Manager as to the personnel who should receive awards and the amounts of the awards.

In March 2010, we granted restricted stock units to each of our named executive officers as indicated in the tables below. Each restricted stock unit represents a contingent right to receive one share of our common stock. The restricted stock units vest in four equal annual installments beginning in March 2011. Other than with respect to awards granted to our chief financial officer, we were reimbursed for the value of these awards by means of a credit against the management fees we pay our Manager. These awards are designed to align the interests of our named executive officers with those of our stockholders by allowing our named executive officers to share in the creation of value for our stockholders through dividends and stock appreciation. These equity awards are designed to promote the retention of management and to achieve strong performance for our company. The awards further provide flexibility to us in our ability to enable our Manager to attract, motivate and retain talented individuals at our Manager.

We believe our compensation policies are particularly appropriate since we are an externally managed real estate investment trust, or REIT.  REIT regulations require us to pay at least 90% of our earnings to stockholders as dividends.  As a result, we believe that our stockholders are principally interested in receiving attractive risk-adjusted dividends and growth in dividends and book value.  Accordingly, we want to provide an incentive to our directors and management that rewards success in achieving these goals.   We believe that equity-based awards serve to align the interests of our Manager’s employees with the interests of our stockholders in receiving attractive risk-adjusted dividends and growth.   We

believe that this alignment of interests provides an incentive to our Manager’s employees to implement strategies that will enhance our long-term performance and promote growth in dividends and growth in book value.

Generally, in determining the specific amounts to be granted to an individual, the committee took into account factors such as the individual’s position, his contribution to our company, market practices as well as the recommendations of our Manager. The committee does not use a specific formula to calculate the number of equity awards and other rights awarded to executives under our Equity Plan.

Equity-Based Compensation - Future Practice – Replacement of Previous Awards

Following further consideration of numerous alternatives for providing non-cash compensation to employees of our Manager who serve as our executive officers, including discussions with our executive officers regarding the potential forms of such compensation, our Manager has informed us that it will no longer seek for us to grant equity awards to our named executive officers (and be reimbursed for the same by our Manager by means of a credit against the management fee we pay our Manager). Rather, our Manager has determined that all future non-cash awards to employees of our Manager who serve as our executive officers should be made under the Short Term Incentive Plan (“STIP”), an incentive plan established by the parent company of our Manager, Invesco Ltd. Similar to the restricted stock units previously granted to our executive officers, such awards (the “STIP Awards”) will vest in equal annual installments over a four year period.  Each recipient of a STIP Award will have the option of investing the award balance into one or more investment choices determined from time to time by, or under authority delegated from, the compensation committee of Invesco Ltd. In making its decisions regarding future incentive compensation for employees of our Manager who serve as executive officers, our Manager determined that it was more appropriate for our Manager to be responsible for all of the components of compensation of its employees.

As a consequence of these determinations, in March 2011 the committee terminated the unvested portion (3/4ths) of the restricted stock units granted in March 2010 and held by our executive officers, and our Manager’s parent replaced the unvested portion of such awards with new STIP Awards that would provide substantially equivalent value and be subject to substantially identical provisions regarding vesting and forfeiture. The STIP Awards granted to our named executive officers by our Manager’s parent will vest in three equal annual installments in the same manner as the forfeited restricted stock units, with the initial vesting date scheduled for March 17, 2012 and the final vesting date scheduled for March 17, 2014.

Separately, in order to further encourage the alignment of interests between our executive officers and our stockholders, we intend to adopt an Executive Officer Stock Ownership Policy in May 2011. Such policy will require our executive officers to achieve a substantial ownership level in our common stock within a defined number of years. Until such ownership level is achieved, each executive officer will be required to retain 100% of the shares he acquires from any source whatsoever.

Compensation Committee Report

The compensation committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Summary Compensation Table

Except for reimbursing our Manager for the compensation of our chief financial officer, as described above, we do not provide any of our executive officers with any cash compensation or bonus.  Nor do we provide any executive officers with pension benefits or nonqualified deferred compensation plans.  We granted restricted stock units to our named executive officers during the year ended December 31, 2010.  We have not entered into any employment agreements with any persons and are not obligated to make any cash payments upon termination of employment or a change in control of us.

The following table sets forth (i) all annual compensation for our chief financial officer, and (ii) the compensation provided to our other named executive officers relating to equity awards received from us. As noted above, with the exception of our reimbursement of our Manager for the compensation of our chief financial officer, the only compensation that we have provided for named executive officers is long term equity compensation pursuant to our Equity Plan.

Name and Principal Position	Year	Salary ($)	Share Awards ($) (1)	Non-Equity Incentive Plan Compensation	All Other Compensation ($) (2)	Total ($)
Richard J. King	2010	-	39,997	-	-	39,997
President and Chief Executive Officer	2009	-	-	-	-	-
Donald R. Ramon	2010	175,000	29,987	100,000	24,854	329,841
Chief Financial Officer	2009	157,837	-	100,000	-	257,837
John M. Anzalone	2010	-	14,982	-	-	14,982
Chief Investment Officer	2009	-	-	-	-	-
________
(1)
For restricted stock units granted in 2010, reflects time-based awards that vest in four equal annual installments on each anniversary of the date of grant.

Grant date fair values were calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 “Compensation – Stock Compensation.” The grant date fair value was calculated by multiplying the number of shares granted by the closing price of the company’s common shares on the date of grant.

The amounts disclosed do not reflect the value actually realized by the named executive officers.

As described above under the caption “Equity-Based Compensation - Future Practice – Replacement of Previous Awards,” all of the unvested portion of the share awards identified in this table were cancelled in March 2011 and replaced by STIP Awards under the Invesco Ltd. Short Term Incentive Plan.

(2)	The following table reflects the items that are included in the All Other Compensation column for 2010.

All Other Compensation Table for 2010

Name	Dividends Paid on Unvested Stock Awards ($) (a)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($) (b)	Total All Other Compensation ($)
Donald R. Ramon	3,329	450	21,075	24,854
________

(a)	Dividend equivalents are paid on unvested awards at the same rate as on our other shares.
(b)
Amounts of matching contributions contributed by the parent of our Manager, Invesco Ltd., to our retirement plans are calculated on the same basis for all plan participants, including the named executive officers.

Grants of Plan Based Awards in 2010

The following table presents information concerning plan-based awards granted to each of the named executive officers during 2010:

Name	Grant Date	Vesting (1)	All Other Share Awards (#)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Share Awards ($) (2)
Richard J. King	3/17/10	4-year ratable	1,762	22.70	39,997
Donald R. Ramon	3/17/10	4-year ratable	1,321	22.70	29,987
John M. Anzalone	3/17/10	4-year ratable	660	22.70	14,982
________

(1)	The 4-year ratable awards vest in four equal annual installments on each anniversary of the date of grant.
(2)
The grant date fair value is the total amount that the company will recognize as expense under applicable accounting requirements if the share awards fully vest. This amount is included in our Summary Compensation Table each year. Grant date fair values were calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 “Compensation – Stock Compensation.” The grant date fair value is calculated by multiplying the number of shares granted by the closing price of our common shares on the day the award was granted.

As described above under the caption “Equity-Based Compensation - Future Practice – Replacement of Previous Awards,” all of the unvested portion of the share awards identified in this table were cancelled during March 2011 and replaced by STIP Awards under the Invesco Ltd. Short Term Incentive Plan, which will not be recognized as an expense of the company under U.S. GAAP.

Outstanding Equity Awards at Fiscal Year-End for 2010

The following table provides information about outstanding equity awards of our named executive officers as of December 31, 2010. The columns for “Option Awards” have been omitted because they are not applicable.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units That Have Not Vested ($) (2)
Richard J. King	1,762	38,482
Donald R. Ramon	1,321	28,851
John M. Anzalone	660	14,414
_________________

(1)	Reflects restricted stock units granted to the named executive officer on March 17, 2010, which vest in four equal annual installments on the anniversary of the grant date.
(2)	Reflects fair value of unvested shares using December 31, 2010 closing price of $21.84.

Options Exercised and Stock Vested for 2010

None of our named executive officers had any stock vest during the calendar year 2010.  The company has not granted any options.

Pension Benefits

We do not provide any of our named executive officers with pension benefits.

Nonqualified Deferred Compensation

We do not provide any of our named executive officers with any nonqualified deferred compensation plans.

Potential Payments Upon Termination Of Employment

We do not have any employment agreements with any of our named executive officers and are not obligated to make any payments to them upon termination of employment.

Potential Post-Employment Payments and Payments on a Change in Control for 2010

None of our named executives has the right to terminate employment and receive severance payments from us and we are not required to make payments to an executive upon a change of control of us.   However, all unvested restricted stock units we have granted under our equity incentive plan will vest immediately in the event of (i) death; (ii) disability; (iii) involuntary termination without cause; or (iv) termination without cause during the 24-month period following a change in control of Invesco Ltd, our Manager’s parent. The following table presents the potential value our named executive officers would be entitled to in connection with such vesting and assumes that the triggering event took place on December 31, 2010. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of our named executive officers and which is available generally to all salaried employees of our Manager’s parent.

Name	Benefit	Termination Without Cause Following Change in Control ($) (1)	Termination Without Cause ($) (1)	Death ($)	Disability ($)
Richard J. King (2)	Share Awards (1)	38,482	38,482	38,482	38,482
Donald R. Ramon (2)	Share Awards (1)	28,851	28,851	28,851	28,851
John M. Anzalone (2)	Share Awards (1)	14,414	14,414	14,414	14,414
________

(1) In accordance with SEC regulations, this analysis assumes that the named executive officer’s date of termination is December 31, 2010, and the price per share of our common shares on the date of termination is the closing price of our common shares on the NYSE on that date, which was $21.84.  The hypothetical change of control event pertains to Invesco Ltd., our Manager’s parent.

(2) Each of Messrs. King, Ramon and Anzalone is a party to an agreement that provides for a termination notice period of one, three or four months.  Following any notice of termination, each such person would continue to receive salary and benefits compensation from our Manager’s parent, and the vesting periods with respect to any outstanding share awards would continue to run, in the normal course until the date of termination.  In accordance with SEC rules, the information presented in the above table assumes a termination date of December 31, 2010 and that the applicable notice had been given prior to such date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, the following directors served as members of the Compensation Committee: Mr. Balloun (Chairman) and Messrs. Day and Williams. No member of the Compensation Committee was an officer or employee of the company or any of its subsidiaries during 2010, and no member of the Compensation Committee was formerly an officer of the company or any of its subsidiaries or was a party to any disclosable related person transaction involving the company. During 2010, none of the executive officers of the company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the company.

REPORT OF THE AUDIT COMMITTEE

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

The Audit Committee consists of Mr. Day (Chairman) and Messrs. Balloun and Williams. Each of the members of the Audit Committee is independent as such term is defined under the New York Stock Exchange listing standards and applicable law. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the company’s internal audit function and independent auditor, and (iv)  the company’s compliance with legal and regulatory requirements. The Audit Committee’s function is more fully described in its written charter, which is available on the corporate governance section of the company’s Web site at www.invescomortgagecapital.com.

REVIEW OF THE COMPANY’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010

The Audit Committee has reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2010 with the company’s management. The Audit Committee has discussed with Grant Thornton LLP (“Grant Thornton”), the company’s independent registered public accounting firm, the matters required to be discussed by professional auditing standards. The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and has discussed the independence of Grant Thornton with that firm. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:
James S. Balloun
John S. Day
Neil Williams

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the accounting firm of Grant Thornton, LLP to serve as our independent registered public accountants for the year ending December 31, 2011, subject to ratification and approval by our stockholders.  Grant Thornton has served as our independent registered public accountant since our inception in June 2008.

The fees billed or expected to be billed to the Company by Grant Thornton for professional services rendered for the years ended December 31, 2010 and 2009 were as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009
	($ in thousands)
Audit Fees(1)	528	370
Audit-Related Fees (2)	-	-
Tax Fees(3)	31	31
All Other Fees (4)	-	-
TOTAL FEES	559	401
____________

(1)
Audit Fees consist of fees and related expenses billed for the audit of the consolidated financial statements and services provided by Grant Thornton in connection with statutory and regulatory filings or engagements. The audit fees include fees and expenses in connection with quarterly and annual reports and the issuance of consents by Grant Thornton to be named in and the use of their audit report in our registration statements.

(2)	Audit-Related Fees consist of fees and expenses billed for assurance and related professional services. Grant Thornton did not perform any audit-related services.

(3)	Tax Fees consist of professional services related to federal and state tax compliance and tax planning.

(4)	All Other Fees consist of any fees and expenses for professional services not included in one of the other categories. Grant Thornton did not perform any other services.

PRE-APPROVAL PROCESS AND POLICY

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy sets forth the Audit Committee’s views on audit, audit-related, tax and other services. It provides that, before the company engages the independent auditor to render any service, the engagement must either be specifically approved by the Audit Committee or fall into one of the defined categories that have been pre-approved. The policy defines the services and the estimated range of fees for such services that the committee has pre-approved. The term of any such categorical approval is 12 months, unless the committee specifically provides otherwise, and the policy requires the related fee levels to be set annually. Where actual invoices in respect of any service are materially in excess of the estimated range, the committee must approve such excess amount prior to payment. The policy also prohibits the company from engaging the auditors to provide certain defined non-audit services that are prohibited under SEC rules. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members, but may not delegate such authority to the company’s management. Under the policy, our management must inform the Audit Committee of each service performed by our independent auditor pursuant to the policy. Requests to the Audit Committee for separate approval must be submitted by both the independent auditor and our chief financial officer and the request must include a joint statement as to whether it is deemed consistent with the SEC’s and PCAOB’s rules on auditor independence.

All audit and non-audit services provided to the company and its subsidiaries by Grant Thornton during 2010 were either specifically approved or pre-approved under the policy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship to Our External Manager

In July 2009 we entered into a management agreement with Invesco Advisers, Inc., our Manager, pursuant to which our Manager provides the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our Board of Directors. The management agreement has an initial two-year term and will be renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us, under certain circumstances. We are also obligated to reimburse certain expenses incurred by our Manager. Our Manager is entitled to receive from us a management fee.

Our executive officers are employees of Invesco. As a result, the terms of the management agreement between us and our Manager were negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. With respect to 2010, we paid fees to our Manager in an aggregate amount of approximately $8.1 million.

Grants of Equity Compensation to Our Manager, Its Personnel and Its Affiliates

Under our equity incentive plan, our Compensation Committee is authorized to approve grants of equity-based awards to, among others, our directors, officers, Manager and personnel of our Manager and its affiliates. We grant shares of restricted stock to each non-executive director as part of his compensation. Future equity awards may be made to our officers and to our Manager and its personnel and affiliates under our equity incentive plan.

Ownership of Common Stock by Affiliates

Invesco, through our Manager, beneficially owns 0.15% of our outstanding common stock. Invesco, through Invesco Investments (Bermuda) Ltd., beneficially owns 1,425,000 units of the partnership interests of our operating partnership, which is convertible into our common stock.

Registration Rights

We have entered into a registration rights agreement with regard to the common stock and OP units owned by our Manager and Invesco Investments (Bermuda) Ltd., respectively, and any shares of common stock that our Manager may elect to receive under the management agreement or otherwise. Pursuant to the registration rights agreement, we granted to our Manager and Invesco Investments (Bermuda) Ltd., respectively: (1) unlimited demand registration rights to have the shares purchased by our Manager or granted to it in the future and the shares that we may issue upon redemption of the OP units purchased by Invesco Investments (Bermuda) Ltd. registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as the manager under the management agreement.

RELATED PERSON TRANSACTION POLICY

The Board of Directors has adopted written Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. “Related persons” include the company’s executive officers, directors, director nominees, holders of more than five percent (5%) of the company’s voting securities, immediate family members of the foregoing persons, and any entity in which any of the foregoing persons is employed, is a partner or is in a similar position, or in which such person has a 5% or greater ownership interest. A “related person transaction” means a transaction or series of transactions in which the company participates, the amount involved exceeds $120,000, and a related person has a direct or indirect interest (with certain exceptions permitted by SEC rules). Examples might include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees.

Management is required to present for the approval or ratification of the Audit Committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the Audit Committee will approve or disapprove the transaction. Approval will be given only if the Audit Committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its stockholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the Audit Committee promptly. The policy also permits the chairman of the Audit Committee to review and approve related person transactions in accordance with the terms of the policy between scheduled committee meetings. Any determination made pursuant to this delegated authority must be reported to the full Audit Committee at the next regularly-scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, officers and persons who beneficially own more than 10% of the company’s common stock to file reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. The reporting directors,  officers and 10% stockholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, officers and 10% stockholders were complied with during 2010.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

GENERAL

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

As described in detail under the heading “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” we have no employees. We are externally managed by Invesco Advisers, Inc., our Manager, pursuant to a management agreement between our Manager and us. Because the management agreement provides that our Manager is responsible for managing our affairs, our executive officers, all of whom are employees of our Manager, do not receive cash compensation from us. Instead, we pay our Manager a management fee and our Manager uses the proceeds from the management fee, in part, to pay compensation to its officers and personnel, including our executive officers. We have not paid, and do not intend to pay, any cash compensation to our named executive officers.  We do not provide our named executive officers with pension benefits, perquisites or other personal benefits.  We have no arrangements to make cash payments to our named executive officers upon their termination from service as our officers.

Although we granted restricted stock units in 2010 under our Executive Incentive Plan to each of our named executive officers, all of the unvested portion of such share awards were cancelled during March 2011 and replaced by substantially equivalent awards under the Invesco Ltd. Short Term Incentive Plan. We do not intend to grant share awards to our named executive officers under our Executive Incentive Plan in the future. (See the section of this proxy statement entitled “Equity-Based Compensation - Future Practice – Replacement of Previous Awards.”)

Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the company, our Board of Directors or the Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. The voting requirements for this proposal are described in the “Questions and Answers About Voting Your Common Stock” section above.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

GENERAL

The Dodd-Frank Act also enables our stockholders to indicate, on an advisory (non-binding) basis, how frequently we should seek an advisory vote on the compensation of our named executive officers, as we do above in Proposal 2. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the company, and therefore our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We also believe this frequency is appropriate because, as described above, we do not intend in the future to provide either cash or non-cash compensation to our named executive officers, whose compensation will be provided henceforth exclusively by our Manager.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the company, the Board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. The voting requirements for this proposal are described in the “Questions and Answers About Voting Your Common Stock” section of this Proxy Statement.

PROPOSAL NO. 4

APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL

The Audit Committee of the Board has proposed the appointment of Grant Thornton LLP as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending December 31, 2011 and to audit the company’s internal control over financial reporting as of December 31, 2011. During and for the fiscal year ended December 31, 2010, Grant Thornton LLP audited and rendered opinions on the consolidated financial statements of the company. In addition, Grant Thornton LLP provides the company with tax consulting and compliance services. See “Fees Paid to Independent Registered Public Accounting Firm” above. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011. The voting requirements for this proposal are described in the “Questions and Answers About Voting Your Common Stock” section above. If the appointment is not approved, the Audit Committee may reconsider the selection of Grant Thornton LLP as the company’s independent registered public accounting firm.

ADDITIONAL INFORMATION

Costs of Solicitation

The cost of solicitation of proxies will be paid by the company. In addition to the use of the mails, certain Directors or officers of the company may solicit proxies by telephone or personal contact. Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

Principal Executive Offices

Our principal executive offices are located at 1555 Peachtree Street, NE, Atlanta, Georgia 30309. Our telephone number is (404) 892-0896.

Stockholder Proposals for the 2012 Annual Meeting

In accordance with the rules established by the SEC, any stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual meeting of stockholders must be received by us no later than 120 days before the anniversary of the date of this Proxy Statement (e.g. not later than December 1, 2011). Such proposals should be sent to our Secretary in writing to Invesco Mortgage Capital Inc., Attn: Office of the Secretary, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Bylaws, and must be a proper subject for stockholder action under Maryland law.

A stockholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with SEC proxy rules, Maryland law, our Bylaws and other legal requirements, without seeking to have the proposal included in the company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Under our Bylaws, notice of such a proposal must generally be provided to our Secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th  day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. The period under our Bylaws for receipt of such proposals for next year’s meeting is thus from November 1, 2011 to December 1, 2011. (However, if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, any notice by a stockholder of business or the nomination of directors for election or reelection to be brought before the annual meeting to be timely must be so delivered (i) not earlier than the 150th day prior to such annual meeting and (ii) not later than 5:00 p.m., Eastern Time on the later of (A) the 120th day prior to such annual meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made.)

Under Rule 14a-4 under the Exchange Act, proxies may be voted on matters properly brought before a meeting under these procedures in the discretion of the proxy holders, without additional proxy statement disclosure about the matter, unless the company is notified about the matter not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and the proponents otherwise satisfy the requirements of Rule 14a-4. The period under our Bylaws for receipt of such proposals for next year’s meeting is from January 10, 2012 to February 9, 2012.

United States Securities and Exchange Commission Reports

A copy of the company’s Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2010 (the “Annual Report”), is being furnished concurrently herewith to all stockholders as of the Record Date. Please read it carefully.

Stockholders may obtain a copy of the Annual Report, without charge, by visiting the company’s Web site at www.invesco mortgagecapital.com or by submitting a request to our Secretary at: company.secretary@invescomortgagecapital.com or by writing Invesco Mortgage Capital Inc., Attn: Office of the Secretary, Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. Upon request to our Secretary, the exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Communications with the Chairman and Non-Executive Directors

Any interested party may communicate with the Chairman of our Board or to our non-executive directors as a group at the following addresses:

E-mail: company.secretary@invescomortgagecapital.com
   Mail: Invesco Mortgage Capital Inc.
   Two Peachtree Pointe
1555 Peachtree Street
Atlanta, Georgia 30309
Attn: Office of the Secretary

Communications will be distributed to the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.

In addition, the company maintains the Invesco Mortgage Capital Compliance Reporting Line for employees of the company or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the company’s Code of Conduct or law. Further information about the Compliance Reporting Line is available on the company’s Intranet.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of Directors by sending a written communication appropriately addressed to:

Audit Committee
Invesco Mortgage Capital Inc.
Two Peachtree Pointe
1555 Peachtree Street N.E.
Atlanta, Georgia 30309
Attn: Office of the Secretary

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the company’s common stock will be householding the company’s proxy materials or the Notice. Accordingly, a single copy of the proxy materials or Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials or copies of the Notice, please notify your bank or broker, or contact our Secretary at: company.secretary@invescomortgagecapital.com, or by mail to Invesco Mortgage Capital Inc., Attn: Office of the Secretary, Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, or by telephone to 404-892-0896. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s proxy materials or the Notice to a stockholder at a shared address to which a single copy of the applicable document was delivered. Stockholders who currently receive multiple copies of the proxy materials or the Notice at their address and would like to request householding of their communications should contact their bank or broker or the company’s Investor Relations Department at the contact address and telephone number provided above.

INVESCO MORTGAGE CAPITAL INC.
TWO PEACHTREE POINTE, 1555 PEACHTREE STREET N.E., ATLANTA, GEORGIA 30309

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on
Monday, May 9, 2011

To view the Proxy Statement and Annual Report on Form 10-K on the Internet, have your 11-digit Control #(s) and visit: http://bnymellon.mobular.net/bnymellon/ivr

Dear Invesco Mortgage Capital Inc. Stockholder:

The 2011 Annual Meeting of Stockholders of Invesco Mortgage Capital Inc. (the “Company”) will be held in the Appalachians Room, 18th Floor, at our headquarters, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, on Monday, May 9, 2011, at 3:00 p.m. (local time). The following proposals will be voted upon at the Annual Meeting:

(1) to elect five (5) directors to serve until the 2011 Annual Meeting;

(2) to hold an advisory vote on executive compensation;

(3) to hold an advisory vote on the frequency of holding future advisory votes on executive compensation;

(4) to appoint Grant Thornton LLP as the Company’s independent registered public accounting firm; and

(5) to consider and act upon such other business that may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors recommends a vote “FOR” Items 1, 2, 3 and 4.

The record date for the Annual Meeting is March 25, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. Stockholders of record are cordially invited to attend the Annual Meeting. Directions on how to attend the Annual Meeting and vote in person can be found on our website at: www.invescomortgagecapital.com.

You may vote your proxy when you view the materials on the Internet. You will be asked to enter your 11 digit control number.

ACCESSING YOUR PROXY MATERIALS ONLINE

The Proxy Materials for Invesco Mortgage Capital Inc. are available to review at:

http://bnymellon.mobular.net/bnymellon/ivr

The following Proxy Materials are available for you to review online:

•	the Company’s 2011 Proxy Statement;

•	the Proxy Card;

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (which is not deemed to be part of the official proxy soliciting materials); and

•	any amendments to the foregoing materials that are required to be furnished to stockholders.

Have this Notice available WHEN YOU WANT TO VIEW your Proxy Materials online or WHEN YOU WANT TO VOTE YOUR SHARES ELECTRONICALLY
or WHEN YOU WANT TO REQUEST A PAPER COPY of the Proxy Materials.